Exhibit 10.13

SHAREHOLDERS’ AGREEMENT

Originally made 10 May 1996 and as amended and restated with effect on and from the ‘Distribution Date’ as defined in, and in accordance with, the “Framework Agreement” between Alumina Limited, Alcoa Inc. (formerly known as Aluminum Company of America) (“Alcoa”) and Alcoa Corporation (formerly known as Alcoa Upstream Corporation) dated 1 September 2016 (“Framework Agreement”).

BETWEEN:

(1)	ALCOA OF AUSTRALIA LIMITED ACN 004 879 298, a company incorporated in the State of Victoria having its registered office at the Corner of Davy and Marmion Streets, Booragoon, WA 6154 (“Company”);

(2)	ALCOA AUSTRALIAN HOLDINGS PTY LTD ACN 096 987 370, a company incorporated in the State of Victoria, Australia and having its principal place of business at the Corner of Davy and Marmion Streets, Booragoon, WA 6154 (“AAH”). AAH acceded to this agreement by entering into the 2005 Deed of Accession dated 1 November 2005, having succeeded Alcoa International Holdings Corporation (“AIHC”) as a Principal Shareholder; and

(3)	ALUMINA LIMITED ACN 004 820 419, a company incorporated in the State of Victoria, Australia and having its principal place of business at 60 City Road, Southbank, VIC 3006 (formerly called Western Mining Corporation Holdings Limited and WMC Limited) (“Alumina”).

RECITALS:

A.	AAH and Alumina (both of which are hereinafter collectively called the “Principal Shareholders” and each of which is hereinafter individually called a “Shareholder”) are the principal shareholders in the Company (as hereinafter defined), each beneficially owning ordinary voting shares in the Company as follows:

Shareholder	Shares	Percentage of class of shares
AAH	274,803,077	60.0%
Alumina	183,202,052	40.0%

B.	Pursuant to the terms of a Master Agreement dated 16 December 1987 between Alcoa Inc. (a company incorporated in the Commonwealth of Pennsylvania, United States of America and the ultimate holding company of AIHC and AAH) and Alumina (the “1987 Master Agreement”), AIHC and Alumina entered into a Deed in December 1987 (the “Existing Shareholders’ Agreement”) which constituted a shareholders’ agreement between them governing certain matters of mutual interest.

C.	Since the date of the Existing Shareholders’ Agreement:

(i)	Alumina has acquired certain shares in the Company from institutional investors;

(ii)	Alcoa Inc. and Alumina have agreed to combine their interests in bauxite mining, alumina refining and the Alcoa inorganic industrial chemicals operations as well as certain integrated aluminum fabricating and smelting operations to form a worldwide enterprise and have signed (inter alia) a document described as the Charter of the Strategic Council (the “Charter”) which sets forth certain principles and policies for the management of the entities and operations comprising the world-wide enterprise and concerning the rights and obligations of Alcoa and Alumina with regard to their respective interests in those entities and operations; and

(iii)	in connection with the formation of the worldwide enterprise, Alumina transferred to AIHC 37,386,000 ordinary shares in the Company, representing nine percent (9%) of the issued capital in the Company.

D.	Pursuant to the terms of the 1987 Master Agreement, Alcoa Inc., Alcoa Securities Corporation (“ASC”) (a company incorporated in the State of Delaware, United States of America) and Alumina entered into a further Deed in December 1987 (the “AIHC Right of First Refusal Deed”) which provided, among other matters of mutual interest, that Alcoa and ASC will not dispose of their shares in AIHC without first offering them to Alumina in accordance with the terms of that Deed.

E.	On 10 May 1996, Alcoa Inc. and Alumina entered into a new shareholders’ agreement (“New Shareholders’ Agreement”) to govern certain matters of mutual interest and to terminate the Existing Shareholders’ Agreement.

F.	Pursuant to clause 4 thereof, the AIHC Right of First Refusal Deed ceased to have force and effect upon termination of the Existing Shareholders’ Agreement.

G.	As of 1 November 2005, AIHC transferred to AAH all of its shares in the Company. AAH acceded to the New Shareholders’ Agreement by entering into the 2005 Deed of Accession dated 1 November 2005.

H.	In furtherance of the Framework Agreement, AAH and Alumina hereby amend and restate the New Shareholders’ Agreement in accordance with the terms and conditions of this Deed.

THE PARTIES HEREBY AGREE AND DECLARE as follows:

1.	DEFINITIONS

1.1.	In this Deed:

“Affiliate” means, in relation to a Shareholder, any entity, directly or indirectly, controlling, controlled by, or under common control with that Shareholder. Without limiting the generality of the foregoing, an entity shall be deemed to be in control of or to be controlled by another entity if such entity holds fifty percent (50%) or more of the outstanding voting equity interest in such other entity or such other entity holds fifty percent (50%) or more of its outstanding voting equity interest;

“AAH” means Alcoa Australian Holdings Pty Ltd ACN 096 987 370;

“Alcoa” means Alcoa Corporation;

“Alumina” means Alumina Limited ACN 004 820 419;

“Alumina Limited AWAC Offtake Agreements” means the Alumina Individual Owner Supply Agreement, Bauxite Individual Owner Supply Agreement and the Umbrella Agreement;

“Alumina Individual Owner Supply Agreement” means the Alumina Limited – AWAC Alumina Supply Agreement by and among Alcoa of Australia Limited, Alcoa World Alumina LLC and Alumina Limited, dated as of September 1, 2016, as such document is amended, restated, varied, novated, supplemented or terminated from time to time by agreement or in accordance with its terms, or if no longer effective for any other reason, in its form as at the date on which it was last effective;

“Bauxite Individual Owner Supply Agreement” means the Alumina Limited – AWAC Bauxite Supply Agreement by and among Alcoa of Australia Limited, Alcoa World Alumina LLC and Alumina Limited, dated as of September 1, 2016, as such document is amended, restated, varied, novated, supplemented or terminated from time to time by agreement or in accordance with its terms, or if no longer effective for any other reason, in its form as at the date on which it was last effective;

“Cash Flow from Operating Activities” means cash flow from operating activities, as determined in accordance with United States generally accepted accounting principles;

“Change of Control” of a party (the “Target”) means the acquisition of beneficial ownership, by any person or group of persons acting in concert with respect to the Target’s securities (the “Acquirers”), in a single transaction or series of related transactions, by way of merger, scheme of arrangement, takeover or other business combination or purchase, of securities that result in the Acquirer(s) having beneficial ownership of more than 50% of the Target’s voting equity securities (an “acquisition transaction”); provided, however, that a Change of Control will be deemed not to have occurred if, immediately following such acquisition transaction:

(a)	the Original Target Shareholders: continue to have an aggregate amount of beneficial ownership of at least 50% (“50% threshold”) of the voting equity securities of the Target (or the surviving company or Acquirers, as applicable), and

(b)	such beneficial ownership is solely attributable to the beneficial ownership of Target voting securities that they had as of immediately prior to the acquisition transaction (for example, if a shareholder holds shares of both the Target and the Acquirer, any beneficial ownership in the relevant post-transaction entity that is attributable to its pre-transaction ownership of the Acquirer shall not count toward the 50% threshold.;

“Charter” means the Charter of the Strategic Council of the Enterprise entered into between Alcoa Inc. and Alumina dated 21 December 1994, as such document is amended, restated, varied, novated, supplemented or terminated from time to time by agreement or in accordance with its terms, or if no longer effective for any other reason, in its form as at the date on which it was last effective;

“Company” means Alcoa of Australia Limited ACN 004 879 298, a company incorporated in the State of Victoria, Australia, and having its principal place of business at the Corner of Davy and Marmion Streets, Booragoon, Western Australia, Australia;

“Company Mine” includes the Huntly and Willowdale bauxite mines and all other bauxite mines in which the Company has an interest, directly or indirectly, through joint venture interests or shareholdings (and any other mine or project developed by the Company);

“Company Refinery” includes the Kwinana, Pinjarra and Wagerup alumina refineries and all other alumina refineries in which the Company has an interest, directly or indirectly, through joint venture interests or shareholdings (and any other refinery developed by the Company);

“Constitution” means the Memorandum and Articles of Association of the Company originally adopted by special resolution on 6 June 1996 and as subsequently adopted in their amended and restated form by special resolution passed on or after the date of this Deed;

“Competitor” means any person or entity engaged in the mining of bauxite or in the processing of alumina, non-metallurgical alumina operations, or production of primary aluminum, whether directly or indirectly through any company in which it holds, whether legally or beneficially, 10% or more of the issued capital or such number of shares in the issued capital or any class of shares in the issued capital which entitles it to ten percent (10%) or more of the voting power of the shares in that company.;

“Effective Date” means the earlier to occur of a Change of Control in respect of Alumina or Alcoa;

“Enterprise” means the contractual arrangement by which Alumina and Alcoa shall cause the Enterprise Companies to take actions in a coordinated manner, through which Alumina and Alcoa combine their respective current interests in bauxite mining, alumina refining and non-metallurgical alumina operations as well as Alcoa’s shipping operations and certain integrated aluminum fabricating and smelting operations;

“Enterprise Companies” means those Affiliates of Alcoa or Alumina that own and operate the combination of Alcoa’s and Alumina’s respective current interests in bauxite mining, alumina refining and non-metallurgical alumina operations as well as Alcoa’s shipping operations and certain integrated aluminum fabricating and smelting operations;

“Expansion” means any project within the Company, the purpose of which is:

(a)	the expansion of an existing Company operation, facility or venture, including any mine or refinery; or

(b)	the development of a new mine, refinery or other operation or facility;

“Formation Agreement” means the agreement establishing the Enterprise between (among others) Alcoa and Alumina dated 21 December 1994 and as amended and restated from time to time;

“holding company” has the meaning given in the Corporations Act 2001 (Cth);

“Insolvency Event” means the happening of any of the following events in respect of a person:

(a)	it is unable to pay its debts as and when they become due and payable;

(b)	a meeting is convened by its directors or equityholders to place it into voluntary liquidation or to appoint an administrator;

(c)	(i) it makes an application to a court of competent jurisdiction for its winding up or (ii) any other person makes an application to a court of competent jurisdiction for its winding up and such application is not stayed, withdrawn or dismissed within forty-five (45) days;

(d)	an order by a court of competent jurisdiction is made for it to be wound up;

(e)	the appointment of a controller for any of its assets;

(f)	it proposes or enters into a compromise or arrangement with, or assignment for the benefit of, any of its creditors generally;

(g)	an involuntary proceeding shall be commenced seeking relief in respect of it, or of a substantial portion of its assets, under Chapter 11 of the Bankruptcy Reform Act of 1978 or any other applicable debtor relief law and such proceeding shall continue undismissed for forty-five (45) days;

(h)	it files for protection under Chapter 11 of the Bankruptcy Reform Act of 1978 or any other applicable debtor relief law; or

(i)	anything having a substantially similar effect to any of the events specified in paragraphs (a) to (g) above inclusive happens to it under the law of any jurisdiction.

“Interest” means in relation to a Shareholder of the Company the total number of issued ordinary shares in the Company which are beneficially owned by that Shareholder;

“Manager” means Alcoa, any Affiliate of Alcoa, or nominees of Alcoa acting as manager and/or operator of the Company from time to time;

“May 1995 Letter Agreement” means the letter agreement between Alcoa Inc. (formerly known as “Aluminum Company of America”) and Alumina (formerly known as “Western Mining Corporation Holdings Limited”) originally dated 16 May 1995 as such document is amended, restated, varied, novated, supplemented or terminated from time to time by agreement or in accordance with its terms, or if no longer effective for any other reason, in its form as at the date on which it was last effective;

“Offer” has the meaning given in clause 7.3 of this Deed;

“Option” has the meaning given in clause 7.4 of this Deed;

“Original Target Shareholders” means the individual beneficial owners of voting equity securities of Target as of immediately prior to the relevant acquisition transaction; provided, however, that Acquirers (including any of their Related Bodies Corporate) in the acquisition transaction shall not constitute Original Target Shareholders;

“Percentage Interest” means, with respect to any Shareholder and with respect to any point in time, the proportion, expressed as a percentage, which that Shareholder’s Interest bears to the total number of issued ordinary shares in the Company, determined without reference to any other class or classes of shares;

“Principal Shareholder” has the meaning given in Recital A of this Deed;

“Purchasing Member” has the meaning given in clause 7.4 of this Deed;

“Related Body Corporate” has the meaning given in the Corporations Act 2001 (Cth);

“Scope of Company” means the scope of the Company as referred to in clause 2;

“Shareholder” has the meaning given in Recital A of this Deed;

“Strategic Council” means the Council formed by Alcoa and Alumina to coordinate the activities of the Enterprise;

“Supermajority Shareholder Resolution” means a resolution that has been passed by Shareholders entitled to vote holding at least eighty percent (80%) of the votes.

“Transfer” has the meaning given in clause 7.1 of this Deed;

“Transferee” has the meaning given in clause 7.1 of this Deed;

“Transferring Member” means a shareholder that intends to Transfer all or any portion of an Interest;

“ultimate holding company” has the meaning given in the Corporations Act 2001 (Cth); and

“Umbrella Agreement” means the AWAC Umbrella Offtake Specifications Agreement by and among Alcoa of Australia Limited, Alcoa World Alumina LLC, Alumina Limited and Alcoa Inc., dated as of September 1, 2016, as such document is amended, restated, varied, novated, supplemented or terminated from time to time by agreement or in accordance with its terms, or if no longer effective for any other reason, in its form as at the date on which it was last effective.

1.2.	In this Deed, unless the context otherwise requires:

(a)	the singular includes the plural and vice versa;

(b)	a reference to an individual or person includes a corporation, partnership, joint venture, association, authority, trust, state or government and vice versa;

(c)	a reference to any gender includes all genders;

(d)	a reference to a recital, clause or schedule, is to a recital, clause or schedule of or to this Deed;

(e)	a recital or schedule forms part of this Deed;

(f)	a reference to any agreement or document is to that agreement or document (and, where applicable, any of its provisions) as amended, notated, supplemented or replaced from time to time;

(g)	a reference to any part to this Deed or any other document or arrangement includes that party’s administrators, substitutes, successors and permitted assigns;

(h)	where an expression defined, another part of speech or grammatical form of that expression has a corresponding meaning; and

words and phrases defined in the recitals or elsewhere in this Deed have the meaning there ascribed to them.

2.	SCOPE OF THE COMPANY

The Scope of the Company shall be limited to the Scope of the Enterprise as set forth in “SECTION 5: SCOPE” of the Charter.

3.	NOMINATION OF DIRECTORS

The board of directors of the Company shall consist of not less than 3 and no more than 5 directors. A director may be any natural person who may, but need not, be an employee of any of the Principal Shareholders or the Company. The Principal Shareholders agree that the directors shall be nominated and appointed from time to time in accordance with the Constitution. If the number of directors nominated by a Principal Shareholder and appointed to the board from time to time are greater than as permitted by it under the Constitution, then the relevant Principal Shareholder will immediately remove that number of surplus director(s).

4.	DECISIONS REQUIRING APPROVAL OF BOTH THE PRINCIPAL SHAREHOLDERS

4.1.	Except where, and to the extent already sanctioned by the Strategic Council and directed in accordance with the Charter, the Principal Shareholders agree that a resolution relating to any of the matters described in clause 4.3 shall be adopted only by a Supermajority Shareholder Resolution.

4.2.	The Principal Shareholders shall use their best endeavours to procure that a resolution of the directors of the Company relating to any of the matters described in clause 4.3 shall be adopted, whether at a meeting of directors of otherwise, only if a Supermajority Shareholder Resolution required under clause 4.1 has been passed.

4.3.	Clauses 4.1 and 4.2 apply to any resolution concerning:

(a)	change of the Scope of the Company;

(b)	change in the dividend policy of the Company;

(c)	equity requests to the Principal Shareholders on behalf of the Company totaling in any one year more than US $1 billion;

(d)	sale of all or a majority of the assets of the Company (such assets to be valued for this purpose at the Company book value);

(e)	loans to a Shareholder or their Related Bodies Corporate by the Company or any of its Related Bodies Corporate subject to “SECTION 8: EQUITY CALLS” and “SECTION 9: LEVERAGING POLICY” of the Charter;

(f)	any Expansions, acquisitions, divestitures, closures or curtailments of the operations of the Company which are likely to result in a change in production:

(A)	in excess of 2 million tonnes per annum of bauxite for any Company Mine; or

(B)	0.5 million tonnes per annum of alumina for any Company Refinery,

or which have a sale price, acquisition price, or project total capital cost of US $50 million or greater for any one transaction or US $50 million in aggregate for a series of related transactions.

In relation to curtailments of operations of the Company or the closure of any Company Mine or Company Refinery, this Supermajority Shareholder Resolution threshold:

(A)	only applies to a full curtailment of the production from Company operations or a Company Mine or Company Refinery production; and

(B)	does not apply with respect to a Company operation, Company Mine or Company Refinery that has had losses in the 2 consecutive quarters immediately preceding such curtailment or closure (calculated on the basis of Cash Flow from Operating Activities);

(g)	without affecting any other existing rights at law, and in particular without prejudice to any related party transaction laws, to enter into any related party transaction with a total value of US $50 million or greater excluding:

(A)	any transaction solely between Enterprise Companies; or

(B)	any transaction which is otherwise approved under, or is taken in accordance with an agreement or arrangement previously approved (and still operative) pursuant to, this clause 4.3;

(C)	any offtake or supply agreement the pricing methodology of which is the same as that set forth in the Alumina Limited AWAC Offtake Agreements (as amended from time to time) and that complies with all applicable requirements of subsection (a)(iii) of “SECTION 5: SCOPE” of the Charter; or

(D)	any ‘Sole Risk Project’ or any ‘Sole Risk Project Management Agreement’ (as such terms are defined in the Charter) that is entered into pursuant to Exhibit D of the Charter;

(h)	entry into any financial derivatives, hedges or swaps, including, but not limited to, any currency, interest rate or commodity price loss protection mechanism; and

(i)	amend, update or replace any pricing formula set out in the Alumina Limited AWAC Offtake Agreements (as amended from time to time) or any method or formula for pricing for any other supply of bauxite or alumina from the Enterprise to Alcoa or Alumina (or any Affiliate of Alcoa or Alumina).

4.4.	Subject to clauses 4.1 to 4.3 inclusive and the requirements of Australian law, questions arising at any meeting of the directors or of the members of the Company shall be decided by a majority of votes cast, in accordance with the Constitution of the Company.

4.5.	The Principal Shareholders hereby authorise the board of directors of the Company to manage, on a daily basis, the business and affairs of the Company on behalf of the Principal Shareholders in a manner consistent with this Deed, applicable law, the Company’s Constitution and the direction of the Strategic Council.

4A. COMPANY INFORMATION

Without affecting any other existing rights at law, each Principal Shareholder is entitled to information relating to the Company and the Enterprise on the terms and conditions set out in “SECTION 7: ENTERPRISE COMPANY INFORMATION” of the Charter.

5.	LEVERAGING & CASH MANAGEMENT POLICY

5.1.	Debt Funding

The Principal Shareholders agree that the Company must not, and the Company agrees not to, enter into any contractual arrangements under which an Insolvency Event (or similar) of a holding company of the Company is an event of default (or equivalent) under that agreement.

5.2.	Related party loans

(a)	Where a resolution has been passed for a related party loan in accordance with Clause 4.3(e), the applicable interest shall be consistent with the terms of subsection (c)(iv) of “SECTION 9: LEVERAGING POLICY” of the Charter.

(b)	Notwithstanding Clause 4.3(e), the Shareholders agree that the Company may grant a loan to another Enterprise Company provided any such loan is consistent with the terms of subsection (c)(iii) of “SECTION 9: LEVERAGING POLICY” of the Charter with the first reference to ‘an Enterprise Company’ being read as a reference to ‘the Company’.

6.	DIVIDEND POLICY

Acknowledging that, at all times, the directors of the Company must comply with applicable laws, the Shareholders agree that the Company shall pay dividends from time to time consistent with the terms specified in “SECTION 10: DISTRIBUTION POLICY” of the Charter with any reference to ‘each Enterprise Company’ and ‘the Enterprise Company’ being read as a reference to ‘the Company’ and taking into account “SCHEDULE 1.01 DEFINITIONS” to the Charter.

7.	RESTRICTIONS ON TRANSFER

7.1.	General Restrictions of Transfer

(a)	Transfers Other than to Affiliates of Principal Shareholders.

Except as otherwise provided in clause 7.1(b) (relating to permitted transfers to Affiliates of Principal Shareholders), no Principal Shareholder may sell, transfer or assign (hereinafter in this clause 7 referred to interchangeably as “Transfer”) to any individual or entity (each a “Transferee”) all or any portion of an Interest unless (i) such Transfer is expressly permitted under this clause 7, and (ii) such Transferee first executes a deed, reasonably satisfactory to the other Principal Shareholder, accepting and agreeing to all of the terms and conditions of this Deed (including specifically, without limitation, clause 7).

(b)	Notwithstanding the provisions of clause 7.1(a) any Principal Shareholder may, without the consent of the other Principal Shareholder, and without first making any Offer to the other Principal Shareholder as described in clause 7.3. Transfer all or any portion of such Principal Shareholder’s Interest to an Affiliate of such Principal Shareholder, provided, however, that such Affiliate must satisfy all of the requirements of clause 7.1(a) that are applicable to Transfers to a Transferee that is not an Affiliate of a Principal Shareholder.

7.2.	Permissible Transfers by AAH

(a)	Passive Investor.

Notwithstanding the provisions of this clause 7.1(a), if, at any time, AAH desires to Transfer a portion of its Interest that is a nine percent (9%) or less Percentage Interest in the Company to an investor who will not be entitled to manage or bind the Company nor be represented on the board of a Shareholder or on any Affiliate boards, consent to such Transfer by Alumina shall not be required and AAH shall not be required to make any Offer to the other Principal Shareholder as described in clause 7.3. Such investor shall only receive business information about the Company that is required by the law governing the Company, plus additional information as is believed reasonable by AAH as being appropriate for the particular investor and consented to by Alumina, which consent may be withheld in its sole discretion. Said investor shall be entitled to share in the distributions and/or dividends of the Company in proportion to its Percentage Interest in the Company. AAH shall give not less than thirty (30) days prior written notice to Alumina of its intent to so transfer such part of its Interest.

(b)	Active Investor.

Notwithstanding the provisions of clause 7.1(a), if an any time AAH desires to Transfer a portion of its Interest that is a nine percent (9%) or less Percentage Interest in the Company to an investor (other than as described in clause 7.2(a)), AAH must first obtain the consent of Alumina to such Transfer, which consent shall not be unreasonably withheld, but AAH shall not be required to make any Offer to the other Principal Shareholder as described in clause 7.3, and Alumina shall not have any right pursuant to clause 7.3, and Alumina shall not have any right pursuant to clause 7.3 hereof to purchase any part of such portion of the Interest of AAH. AAH shall specify a time and a place of closing not less than ten (10) nor more than twenty (20) business days following the date of consent by Alumina and AAH shall deliver to such investor at the closing all requisite and duly executed forms of transfer against payment for the portion of the Interest being Transferred.

(c)	Aggregate 9% Transfers.

Notwithstanding the foregoing provisions of this clause 7.2, the aggregate Percentage Interest that may be Transferred by AAH under both clauses 7.2(a) and 7.2(b) shall not exceed a nine percent (9%) Percentage Interest in the Company.

7.3.	Offers to the Other Principal Shareholder

Except as otherwise provided in clauses 7.1(b) or 7.2, if at any time during the term of this Deed any Principal Shareholder desires to Transfer all or any portion of its Interest, such Principal Shareholder shall first make an offer in writing delivered to the other Principal Shareholder (an “Offer”) to sell such Interest or portion thereof to the other Principal Shareholder in accordance with the provisions of clauses 7.4 and 7.5.

7.4.	Options

For a period of forty-five (45) days from and after the receipt of an Offer from a Principal Shareholder (the “Transferring Member”), the other Principal Shareholder (a “Purchasing Member”), shall have the option (an “Option”) either to: (a) purchase (either directly or by an Affiliate of the Purchasing Member) the Transferring Member’s Interest available for sale upon the same terms and conditions as specified in the Offer; or (b) decline to purchase the Transferring Member’s Interest so available. During the foregoing forty-five (45) day period, the Transferring Member shall furnish to the other Principal Shareholder such further evidence as it may reasonably require to enable it to establish the bona fides of the Offer.

7.5.	Election of Options

(a)	Purchase by Other Principal Shareholder

If a Purchasing Member elects to purchase the Transferring Member’s Interest available for sale pursuant to clause 7.4: (a) such Purchasing Member shall specify a time and a place of closing not less than ten (10) nor more than sixty (60) business days following the mailing of the notice of exercise of the Option to purchase or at such later time as agreed to by the Transferring Member and such Purchasing Member: and (b) the Transferring Member shall deliver to the Purchasing Member, or to its designee (which must be an Affiliate of the Purchasing Member), at the closing all requisite and duly executed forms or transfer against payment for the Transferring Member’s Interest being sold upon the same terms as set forth in the Offer.

(b)	Election Not to Purchase.

If the Purchasing Member does not exercise its Option to purchase all of the Transferring Member’s Interest that is the subject of the Offer pursuant to clause 7.5(a) or fails to elect any Option granted in clause 7.4 above within the said forty-five (45) days period, then the Transferring Member may sell its Interest that is the subject of the Offer to a third party upon the same or more stringent terms and conditions as specified in the Offer, provided that the prospective purchaser is not a Competitor: provided, however, that the prospective purchaser, concurrently with such sale, agrees in a written undertaking, in form and substance reasonably acceptable to the Purchasing Member, to be bound by the terms of this Deed and the Charter and to be a party to this Deed in place of the Transferring Member. The closing of the sale to a third party must take place within sixty (60) days of the expiration of the aforementioned forty-five (45) day period. If the prospective purchaser is a Competitor, the Transferring Member shall only be entitled to sell its Interest to the Competitor if the Purchasing Member consents to the sale of the Transferring Member’s Interest upon the terms and conditions specified in the Offer, which consent the Purchasing Member may withhold in its sole discretion. If a Purchasing M withholds consent to the sale of the Transferring Member’s Interest to a Competitor, then the Transferring Member shall not sell its Interest to such Competitor, and the Purchasing Member shall not be liable to the Transferring Member for any liability incurred by the Transferring Member in connection with the Offer.

If the Transferring Member does not sell its Interest as provided in this clause 7.5, the Transferring Member’s Interest shall not be free from the restrictions contained in this clause 7, and such Transferring Member’s Interest shall not thereafter be sold unless the provisions of this clause 7 shall again be complied with.

7.6.	May 1995 Letter Agreement and Charter

In addition to the restrictions on transfers contained in clauses 7.1–7.5 above, the Principal Shareholders agree that any direct or indirect transfer restrictions contained in the Charter or the May 1995 Letter Agreement and applicable to the Company, are incorporated by reference into this Deed.

7.7.	Recognition by Company of Transfers.

No Transfer, or any part thereof, that is in breach of this clause 7 shall be valid or effective, and the Principal Shareholders shall not, and shall use their best endeavours to procure that the board of directors of the Company shall not, recognise the same for the purpose of making any distributions or payments of dividends to members with respect to such Interest of part thereof. The Company, the non-transferring Shareholders and the board of directors of the Company shall incur no liability as a result of refusing to make any such distributions or dividends to the Transferee of any such invalid transfer.

8.	SOLE RISK

Subject to, and conditional upon, the Effective Date having occurred, a Shareholder may propose and undertake an Expansion Project or New Project related to the Company’s assets on the terms and conditions set out in Annexure A (Sole Risk Regime) of this Deed.

9.	OFFTAKE

The Principal Shareholders and the Company acknowledge and agree that each Principal Shareholder is entitled to purchase from the Company, and other Enterprise Companies alumina and bauxite on the basis and subject to the limitations set out in subsection (a) of “SECTION 5: SCOPE” of the Charter.

10.	DISPUTE RESOLUTION

10.1.	Designated Senior Executive

All disputes, differences, controversies or claims between the parties in relation to this Deed, if unable to be resolved, shall be referred for resolution by written notice addressed to a senior executive officer of Alcoa and Alumina designated for such purpose from time to time by Chief Executive Officer of Alcoa and Alumina, respectively. The designated officers must meet and discuss the matter during a period of not more than fourteen (14) days from the date of receipt of such written notice.

10.2.	Chief Executive Officer

If the designated officers of Alcoa and Alumina cannot reach an agreement resolving the dispute within the fourteen (14) days of the receipt of such written notice referred to in clause 9.1, any party may refer the dispute for resolution by further written notice addressed to the Chief Executive Officers of Alcoa and Alumina. The Chief Executive Officers must meet and discuss the matter during a period of not more than twenty-one (21) days from the date of receipt of such further written notice.

10.3.	Final Resolution

If the Chief Executive Officers of Alcoa and Alumina are unable to resolve the dispute by unanimous consent within twenty-one (21) days from the date they are notified of the dispute, then a party may seek all remedies available to it at law and in equity.

11.	TERMINATION OF AIHC RIGHT OF FIRST REFUSAL DEED

The parties acknowledge that pursuant to clause 4 of the Existing Shareholders’ Agreement, the AIHC right of First Refusal Deed ceased to have force and effect upon termination of the Existing Shareholders’ Agreement.

12.	MISCELLANEOUS

12.1.	The benefit of any rights conferred by this Deed on any Shareholder shall not be assignable at law or in equity without the prior written agreement of all parties to this Deed. Such agreement shall not be unreasonably withheld in the case of an assignment by a Shareholder to an Affiliate, PROVIDED THAT the Affiliate enters into a deed comparable hereto by which it undertakes to observe and perform all the obligations of that Shareholder which are contained in this Deed.

12.2.	This Deed shall be construed in accordance with, and be governed by, the laws of the State of Victoria.

12.3.	If any one or more of the provisions of this Deed should at any time be invalid, illegal or unenforceable in any respect, the invalidity, illegality or unenforceability shall not affect the operation, construction or interpretation of any other provision of this Deed, to the intent that the invalid, illegal or unenforceable provisions shall be treated for all purposes as severed from this Deed.

12.4.	No modification, variation, wavier or amendment of this Deed shall be of any force or effect unless such modification, variation or amendment is in writing and has been signed by all of the parties of this Deed.

12.5.	Any notice or other communication which is required under this Deed shall be given either:

(a)	by airmail, with postage fully pre-paid;

(b)	by delivery by hand; or

(c)	by facsimile transmission;

properly addressed to the party at the address set forth below or to such changed addresses as may be designated by such party by notice to the other party;

If to AAH:

Company Secretary

Alcoa Australian Holdings Pty Ltd

Corner of Davy and Marmion Streets

Booragoon, 6154

WA, Australia

Facsimile No: (08) 9316 5343

If to the Company:

Company Secretary

Alcoa of Australia Limited

Corner of Davy and Marmion Streets

Booragoon, 6154

WA, Australia

Facsimile No: (08) 9316 5343

If to Alumina:

The Managing Director

Alumina Limited

Level 12, IBM Centre

60 City Road

Southbank, 3006

Victoria, Australia

Facsimile No. (03) 8699 2699

Any such notice given by airmail shall be deemed to have been given:

(a)	on the tenth (10th) day after having been mailed in the manner provided above;

(b)	when delivered, if delivered by hand; and

(c)	if given by facsimile transmission, on the day on which it is sent.

Either party may change its address by giving the other party written notice of such change in the manner provided above.

EXECUTED as a deed.

EXECUTED by ALCOA OF AUSTRALIA LIMITED ACN 004 879 298:

/s/ Michael Alexander Parker	/s/ Simon Nicolas Butterworth
Signature of director	Signature of director/secretary

Michael Alexander Parker	Simon Nicolas Butterworth
Name	Name

EXECUTED by ALCOA AUSTRALIAN HOLDINGS PTY LTD ACN 096 987 370:

/s/ Michael Alexander Parker	/s/ Simon Nicolas Butterworth
Signature of director	Signature of director/secretary

Michael Alexander Parker	Simon Nicolas Butterworth
Name	Name

EXECUTED by ALUMINA LIMITED ACN 004 820 419:

/s/ Peter Wasow	/s/ Colin Hendry
Signature of director	Signature of director/secretary

Peter Wasow	Colin Hendry
Name	Name

Signature page - Shareholders’ Agreement

Annexure A

Sole Risk Regime

1.	Definitions and interpretation

If, at the time of interpreting this Annexure A, the Strategic Council has ceased to exist, the references in this Annexure A to the “Strategic Council” shall instead be to the Company’s board of directors or other governing body.

Capitalised terms in this Annexure A have the meaning given in Schedule 1.01 of the Formation Agreement unless defined below.

Affiliate means, with respect to any entity, any other entity controlling, controlled by, or under common control with such first entity, provided that for the purposes of this definition, “control” of an entity shall mean the ownership of 50% or more of the voting securities of such entity (and “controlled” and “controlling” shall have correlative meanings).

Enterprise Project means a project undertaken within the Enterprise and includes normal operations.

Enterprise Facilities means the operational facilities of an Enterprise Company, including but not limited to mining and refinery infrastructure, and including any related services required to be provided by the relevant Enterprise Company to operate those facilities and any services to support and facilitate the development, construction and operation of the Sole Risk Project.

Expansion Project means a project of a type within the scope of the Enterprise undertaken within the Enterprise involving the expansion of an existing Enterprise operation, facility or venture, including any mine or refinery.

New Project means a project of a type within the scope of the Enterprise undertaken within the Enterprise involving the development of a new mine, refinery or other operation or facility on Enterprise land, tenements or otherwise within Enterprise concession rights.

Non-Proposing Party has the meaning given in clause 2.2.

Proposing Party has the meaning given in clause 2.1.

Relevant Existing Project means any Enterprise Project or another Sole Risk Project, which at the relevant time:

(a)	is in existence;

(b)	is approved to be undertaken within the Enterprise (in the case of an Enterprise Project); or

(c)	a Proposing Party has proposed under clause 2.1 and has not declined, under clause 2.2, to conduct (in the case of another Sole Risk Project).

Sole Risk Project has the meaning given in clause 2.1.

Sole Risk Project Management Agreement has the meaning given in clause 2.2(d).

2.	Sole risk

2.1	Proposal for an Expansion Project or New Project

If Alcoa or Alumina or any of their respective Affiliates wish to develop, construct, operate or otherwise implement an Expansion Project or New Project, it (“Proposing Party”) may by written notice propose that the relevant Enterprise Company implement, or participate in, the Expansion Project or New Project (as applicable), in which case the Proposing Party must provide such detail in relation to the Expansion Project or New Project as is reasonably necessary to enable the other party (“Non-Proposing Party”) to assess the merits of the project.

2.2	Sole Risk Project

If:

(a)	the proposed Expansion Project or New Project has not been approved by the Non-Proposing Party within 180 days of written notice of the proposal being given under clause 2.1; and

(b)	the proposed Expansion Project or New Project does not materially interfere with any Relevant Existing Project,

the Proposing Party (“Proposing Party”) may, by giving written notice to the other party (“Non-Proposing Party”), elect to conduct the proposed Expansion Project or New Project (as applicable) as a sole risk project, in which case the Proposing Party:

(c)	in the case of a New Project, where it is feasible, shall conduct the project itself or through a nominated subsidiary (including, in either case without limitation, by the appointment of a manager); or

(d)	in the case of an Expansion Project relating to an Enterprise Refinery, shall enter into an agreement with the relevant Enterprise Company to conduct the project under the direction of the Proposing Party (a “Sole Risk Project Management Agreement”); or

(e)	in all other cases, may elect to:

(i)	conduct the project itself or through a nominated subsidiary (including, in either case without limitation, by the appointment of a manager); or

(ii)	enter into a Sole Risk Project Management Agreement with the relevant Enterprise Company.

(each a “Sole Risk Project”).

(f)	Subject to paragraph (g), the construction and operation of all Sole Risk Projects must comply with all applicable law and the standards adopted by the relevant Enterprise Company in place immediately prior to commencement of construction or operation of the Sole Risk Project. Where there are changes to those standards after commencement of the operations of such Sole Risk Project, these standards will be adopted for conduct of the Sole Risk Project to that same extent.

(g)	Where a Sole Risk Project is not the subject of a Sole Risk Project Management Agreement, and is functionally and operationally separate from the Enterprise Facilities, the Proposing Party may seek the approval of the relevant Enterprise Company to apply a standard (other than the standard adopted by the relevant Enterprise Company) that is a reasonably acceptable industry standard, such approval not to be unreasonably withheld.

2.3	Conduct of Sole Risk Project operated by Proposing Party or nominated Affiliate

(a)	If the Sole Risk Project is conducted in accordance with clause 2.2(c) or clause 2.2(e)(i), the Proposing Party or its nominated Affiliate will develop, operate and manage the Sole Risk Project independently of the Enterprise’s operations in accordance with this clause 2.3, except to the extent that the Proposing Party utilises Enterprise Facilities as agreed or determined in accordance with clause 2.3(b).

(b)	A Proposing Party may utilise Enterprise Facilities in connection with a Sole Risk Project provided:

(i)	the Enterprise Facilities are not required or utilised, and are not reasonably expected to be required or utilised, for any Relevant Existing Project or reasonably expected projects, or have capacity in excess of that which is required or utilised, or expected to be required or utilised, for Relevant Existing Projects or reasonably expected projects; and

(ii)	to the extent a Proposing Party may utilise Enterprise Facilities in accordance with clause 2.3(b)(i), the Proposing Party and the relevant Enterprise Company must negotiate in good faith with a view to entering into a shared services agreement (“Shared Services Agreement”) with the Proposing Party pursuant to which the relevant Enterprise Company will allow utilisation of the Enterprise Facilities on reasonable arms’ length terms. The amount payable for use of the Enterprise Facilities should take into account the latent capacity of some or all of the Enterprise Facilities proposed to be used (including loss of option value) and any coordination costs.

(c)	The operation and management of the Sole Risk Project by the Proposing Party or its nominated subsidiary will be conducted such that:

(i)	the Proposing Party shall be the sole decision maker in respect of the Sole Risk Project, and will bear all risks associated with the Sole Risk Project;

(ii)	the Non-Proposing Party and the Strategic Council are not entitled to participate in any decision making regarding the Sole Risk Project except such decisions as may affect the Enterprise Facilities or that arise in connection with the Sole Risk Project Management Agreement;

(iii)	during the period of construction and operation of the Sole Risk Project, the Proposing Party or its nominated subsidiary will use reasonable endeavours to minimise interference with, or disruption to, the Enterprise and any Enterprise Project;

(iv)	the Non-Proposing Party is not entitled to receive any offtake arising from the Sole Risk Project in accordance with clause 2.7; and

(v)	the cost of the Sole Risk Project, including any payments under a Shared Services Agreement, will be borne by the Proposing Party in accordance with clause 2.8.

2.4	Conduct of Sole Risk Project operated by an Enterprise Company

(a)	If the Sole Risk Project is conducted in accordance with clause 2.2(d) or clause 2.2(e)(ii), the relevant Enterprise Company will operate and manage the Sole Risk Project in accordance with this clause 2.4 subject to the applicable Sole Risk Project Management Agreement, which must include a requirement that during the period of construction and operation of the Sole Risk Project, the Enterprise Company will use reasonable endeavours to minimise interference with, or disruption to, the Enterprise and any Enterprise Project;

(b)	The Enterprise Facilities may be utilised to conduct the Sole Risk Project to the extent that the Enterprise Facilities are not required or utilised, and are not reasonably expected to be required or utilised, for any Relevant Existing Project or reasonably expected projects, or have capacity in excess of that which is required or utilised, or expected to be required or utilised, for Relevant Existing Projects or reasonably expected projects;

(c)	the Non-Proposing Party shall not be entitled to receive any offtake arising from the Sole Risk Project in accordance with clause 2.7; and

(d)	the cost of the Sole Risk Project will be borne by the Proposing Party in accordance with clause 2.8.

2.5	Obligation to proceed with Sole Risk Project within certain period

If a Sole Risk Project has not commenced construction within 18 months of the time period specified in the proposed project terms, the Proposing Party cannot proceed without the approval of the Non-Proposing Party.

2.6	Rights to Enterprise tenement or concession rights

(a)	If the Sole Risk Project that is a New Project is conducted in accordance with clause 2.2(c) or clause 2.2(e)(i), the relevant Enterprise Company will use commercially reasonable endeavours to grant to the Proposing Party or its subsidiary, or secure the grant to that party of, a right to use the Enterprise land, tenement or concession rights, to the extent reasonably necessary to undertake the Sole Risk Project.

(b)	The Enterprise Company will, at the request of the Proposing Party, use commercially reasonable endeavours to excise the portion of the tenement or concession on customary terms, including by creation of a sublease, reasonably expected to contain the reserves and resources required for the Sole Risk Project.

(c)	If the existence of additional reserves or resources is established in the area that is the subject of a Sole Risk Project through further exploration (Additional Tonnes), the Proposing Party or Enterprise Company, as the case may be, will notify Alcoa and Alumina as soon as reasonably practicable. For the avoidance of doubt, any such Additional Tonnes will be assets of the Enterprise Company.

2.7	Rights to production arising from a Sole Risk Project

(a)	If the Sole Risk Project is conducted in accordance with clause 2.2(d) or clause 2.2(e)(ii), the Proposing Party may exclusively purchase all offtake, including any bauxite or alumina, produced from the Sole Risk Project at cost and the Non-Proposing Party shall not be entitled to receive any production from the Sole Risk Project and the Enterprise Company must enter into an offtake agreement with the Proposing Party to give effect to the offtake rights of the Proposing Party.

(b)	If the Sole Risk Project is conducted in accordance with clause 2.2(c) or clause 2.2(e)(i), the Proposing Party will exclusively hold the legal title to all production resulting from the Sole Risk Project in accordance with clause 2.7(a) and the Non-Proposing Party shall not be entitled to receive any production from the Sole Risk Project, and the Proposing Party will have the exclusive benefit of all property, plant and equipment built or acquired for the Sole Risk Project.

(c)	If the production from an Enterprise Project (including an Expansion Project) reduces following completion of construction of that Enterprise Project then, to the extent that such reduction occurs as a result of actions taken at the direction of:

(i)	the Proposing Party in connection with a Sole Risk Project, the offtake available to the Proposing Party will reduce; and

(ii)	an Enterprise Company in connection with an Enterprise Project, the offtake available to the Enterprise Company will reduce,

and to the extent that reduction occurs as a result of an event that neither the Proposing Party and Enterprise contribute to or which the Proposing Party and Enterprise each materially contribute to, then the offtake available to the Proposing Party and the Enterprise Company will reduce in proportion to the entitlement to offtake of each party.

(d)	The Proposing Party will have the exclusive benefit of all fixtures built or acquired for the Sole Risk Project with ownership of those fixtures residing with Enterprise Company.

(e)

The Enterprise will be entitled to use any unused capacity in infrastructure created by a Sole Risk Project, and the Proposing Party and the relevant Enterprise Company must negotiate in good faith with a view to entering into a shared infrastructure agreement

(“Infrastructure Sharing Agreement”) with the Proposing Party pursuant to which the Proposing Party will allow utilisation of the infrastructure by the relevant Enterprise Company on reasonable arms’ length terms.

2.8	Allocation of costs of Sole Risk Project

(a)	The Proposing Party must:

(i)	bear the entire cost and liability of developing, conducting, operating, closing and remediating the Sole Risk Project;

(ii)	pay the relevant Enterprise Company a fair market value amount (“Fair Market Value”) for any resources consumed;

(iii)	pay any costs in connection with any proposed excising of a portion of the land, tenements or concession rights following a request by the Proposing Party under clause 2.6, including the costs to the Enterprise Company seeking and obtaining any Government consent required and any duty or tax payable;

(iv)	pay the relevant Enterprise Company its costs, including reasonably allocated overhead and any other agreed payments, for use of the relevant Enterprise Facilities;

(v)	if the construction or operation of the Sole Risk Project results or is likely to result in a temporary decrease in the output or capacity of the Enterprise, which would result in an unavoidable loss of sales of bauxite or alumina by the Enterprise Company, the Proposing Party must reimburse the Non-Proposing Party for such loss; and

(vi)	keep the relevant Enterprise Company and the Non-Proposing Party whole in respect of costs and liabilities arising from the Sole Risk Project, including any cost of bringing forward the closure date of an Enterprise Mine or Enterprise Refinery or otherwise reducing the value of the Enterprise Facilities (whether or not directly utilised for the Sole Risk Project).

(b)	For the purposes of this Exhibit D, Fair Market Value will be agreed by the Proposing Party and the Enterprise Company or, failing agreement, will be determined by the average of three valuations determined by three independent experts (“Valuers”):

(i)	based on the fact that the scheduled reserves and resources will be developed using the infrastructure assets available to the Enterprise;

(ii)	based on the quantity of scheduled reserves and resources, and other reasonably anticipated bauxite prospectivity, that the applicable feasibility study identifies as being scheduled for delivery to the Proposing Party as part of the Sole Risk Project and the timing for delivery of those tonnes in accordance with the delivery schedule set out in the applicable feasibility study, taking into account any reduction in mine life arising from the consumption of those reserves and resources; and

(iii)	each Valuer will value the transaction as between a willing but not anxious seller and a willing but not anxious buyer at arms length and have regard to all relevant matters including:

(A)	current and projected demand and supply conditions in the global bauxite market;

(B)	likely trends in bauxite quality specifications and pricing;

(C)	likely timing and scale of development and/or expansion of all relevant bauxite deposits;

(D)	quantum and nature of all relevant bauxite reserves and resources, including grade;

(E)	projected capital and operating costs of development (taking into account the location of the bauxite and in particular its proximity to relevant Enterprise Facilities) and/or expansion over project life;

(F)	the global competitiveness of relevant bauxite product; and

(G)	the party that will bear any stamp duty or equivalent duty arising in connection with the transaction concerned and the amount of that duty

2.9	Allocation of benefits of Sole Risk Project

Any production economies (including reductions in fixed and variable cost on a per unit basis) which result from the Sole Risk Project with respect to the Enterprise shall accrue to the Enterprise Company.

2.10	Sale or closure of Enterprise Mine or Enterprise Refinery

(a)	Subject to paragraph (b), if the Strategic Council or the relevant Enterprise Company proposes to sell, curtail or close an Enterprise Mine or Enterprise Refinery:

(i)	a related continuing Sole Risk Project will not be forced to close or curtail; and

(ii)	the sale of those assets, to the extent they relate to a Sole Risk Project, is not permitted without the consent of the Proposing Party,

unless there has been consultation with the Proposing Party in good faith to determine whether the Proposing Party could assume operation of the Enterprise Mine or Enterprise Refinery with the Proposing Party having the exclusive benefit of the operations, including the offtake and bearing the entire operating cost and liability of conducting the Enterprise Mine or Enterprise Refinery. If in this scenario, the Proposing Party does assume operation of the Enterprise Mine or Enterprise Refinery, liability for the closure costs will be borne by:

(iii)	the Enterprise, to the extent of the closure costs attributable to the Enterprise Mine or Enterprise Refinery (in each case, excluding any Sole Risk Project) in respect of the period prior to the date on which the Proposing Party assumed operation of the Enterprise Mine or Enterprise Refinery; and

(iv)	the Proposing Party, as regards the Sole Risk Project and to the extent of the closure costs attributable to the Enterprise Mine or Enterprise Refinery in respect of the period on and after the time from which the Proposing Party assumed control of the Enterprise Mine or Enterprise Refinery.

(b)	Any sale by the Enterprise Company of an Enterprise Mine or Enterprise Refinery that contains a Sole Risk Project must be subject to the purchaser recognising and agreeing to honour the rights and interests of the Proposing Party in respect of the Sole Risk Project and pursuant to these terms.

2.11	Indemnity

The Proposing Party must indemnify and keep indemnified the Non-Proposing Party and the relevant Enterprise Company against all claims and liabilities arising out of the existence, development and operation of any and all of its Sole Risk Projects, including any tax liability arising as a result of the transfer or sale of any offtake from the Enterprise Company to the Proposing Party and all claims and liabilities in connection with liability assumed by the Proposing Party under clause 2.10(a).

2.12	Transfer of Sole Risk Project

If a Proposing Party transfers all of its interest in the Enterprise Company to a person other than an affiliate, it will also transfer, to the acquirer of that interest, each Sole Risk Project.